For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded management call 877-523-5612 (U.S. and Canada) 201-689-8483 (other countries) Passcode: 9256278 (Walmart)

Walmart reports FY 15 Q3 EPS of $1.15;
Walmart U.S. delivers positive comp sales

•	Wal-Mart Stores, Inc. (Walmart) reported third quarter diluted earnings per share from continuing operations (EPS) of $1.15, within guidance of $1.10 to $1.20. This compared to last year's $1.14.

•
Walmart U.S. comp sales increased 0.5 percent for the 13-week period ended Oct. 31, 2014. Comp sales for the Neighborhood Market format increased approximately 5.5 percent. Walmart U.S. net sales increased $2.3 billion, or 3.4 percent, to approximately $70.0 billion.

•	Consolidated net sales increased $3.2 billion, or 2.8 percent, to $118.1 billion.

•
Walmart updated its full year EPS guidance to a range of $4.92 to $5.02, which includes an estimated negative impact of approximately $0.03 per share related to the future closure of underperforming stores in Walmart Japan. The company's previous guidance was $4.90 to $5.15. Last year, Walmart reported full year EPS of $4.85, which included approximately $0.26 in certain discrete items that impacted the fourth quarter. Last year's underlying[1] EPS was $5.11.

•
Walmart forecasts fourth quarter EPS between $1.46 and $1.56, which includes an estimated negative impact of approximately $0.03 per share related to the future closure of underperforming stores in Walmart Japan. Last year, Walmart reported fourth quarter EPS of $1.34, which included approximately $0.26 in discrete items. Last year's underlying[1] EPS was $1.60.

•	Walmart International grew net sales 1.7 percent to $33.7 billion. On a constant currency basis,[1] net sales would have increased 2.9 percent to $34.1 billion.

•
Sam's Club comp sales, without fuel,[1] increased 0.4 percent for the 13-week period ended Oct. 31. Sam's Club increased membership income 10.1 percent for the quarter, and grew operating income more than twice the rate of sales growth.

•	E-commerce sales globally increased approximately 21 percent on a constant currency basis.

BENTONVILLE, Ark., Nov. 13, 2014 -- Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the third quarter ended October 31, 2014. Consolidated net sales for the third quarter were $118.1 billion, an increase of 2.8 percent over last year. This quarter included the negative impact of approximately $396 million from currency exchange rate fluctuations. On a constant currency basis,1 net sales would have increased 3.1 percent to $118.5 billion. Membership and other income increased 13.9 percent versus last year. Total revenue was $119.0 billion, an increase of approximately $3.3 billion, or 2.9 percent.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Consolidated net income attributable to Walmart was $3.7 billion, a decrease of 0.7 percent. Diluted earnings per share from continuing operations attributable to Walmart were $1.15, or 0.9 percent above last year's $1.14. Additionally, the company's effective tax rate was 31.8 percent, below the previous guidance of around 34 percent, due to certain discrete tax matters. While the company benefited in the quarter from a lower than anticipated tax rate, the benefit was offset by a number of discrete charges. Operating expenses were impacted by an organizational restructuring in the U.K. and the Hurricane Odile losses in Mexico. Net interest expense was impacted as a result of reclassifying certain store leases from operating leases to capital leases.

Solid EPS performance

"Walmart reported solid earnings per share of $1.15 in the third quarter," said Doug McMillon, Wal-Mart Stores, Inc. president and CEO. "The highlights for the quarter include the positive comp in Walmart U.S., including the strong performance from Neighborhood Markets, the 21 percent increase in e-commerce sales globally and the profit performances from Sam's Club and our International business."

McMillon stressed the need to strengthen Walmart's sales growth and improve the customer experience, both in stores and online.

"We're investing in key areas of our business, including wages in our U.S. stores and in e-commerce and mobile capabilities. We continue to see opportunities to improve our business," he added. "Being the price leader is an ongoing priority for us and a commitment to customers. As with every year, that is even more important during the holiday season. We have some things in our favor this fourth quarter, including lower fuel prices in the U.S. and other key markets, and we're set to deliver for customers during this time."

Guidance

"Our earnings per share guidance assumes several important factors, including the economic conditions in several of our largest markets, and a highly promotional holiday season," said Charles Holley, executive vice president and chief financial officer. "As a reminder, our full year EPS guidance includes the four factors we discussed last quarter, which were higher U.S. health-care costs, incremental investments in e-commerce, ongoing investments in Sam's Club, and our effective tax rate. We anticipate our full year effective tax rate will range between 32 and 34 percent.

"While historically our tax rate tends to moderate toward the end of the fiscal year, it is important to remember that assessments of certain tax contingencies, valuation allowances, changes in tax law, outcomes of administrative audits and the impact of discrete items could affect our rate," added Holley. "We are monitoring progress in Congress with respect to the extension of certain U.S. income tax legislation that expired at the end of calendar year 2013, which if not passed, could drive our effective tax rate toward the high end of our estimated range for the full year.

"Taking all of these factors into account, we are forecasting EPS for the fourth quarter between $1.46 and $1.56," said Holley," and EPS for the full year to range between $4.92 and $5.02, which compares to our previous guidance of $4.90 to $5.15. These ranges include our estimate of approximately $0.03 per share in charges related to the previously announced future closure of underperforming stores in Walmart Japan."

1 See additional information at the end of this release regarding non-GAAP financial measures.

Returns

The company paid $1.5 billion in dividends and repurchased approximately 1.1 million shares for $82 million in the third quarter. In total, the company returned approximately $1.6 billion to shareholders through dividends and share repurchases.

Return on investment1 (ROI) for the trailing 12-months ended Oct. 31, 2014 was 16.4 percent, compared to 17.5 percent for the prior comparable period. The decrease in ROI was primarily due to lower operating income, as well as ongoing capital investment in store growth and e-commerce initiatives.

Free cash flow1 was $7.2 billion for the nine months ended Oct. 31, 2014, compared to $3.8 billion in the prior year. The increase in free cash flow was primarily due to the timing of income tax payments and capital expenditures.

U.S. comparable store sales results

The company reported U.S. comparable store sales based on its 13-week and 39-week retail calendar for the periods ended Oct. 31, 2014 and Oct. 25, 2013 as follows:

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/31/2014	10/25/2013	10/31/2014	10/25/2013	10/31/2014	10/25/2013
Walmart U.S.	0.5%	-0.3%	0.5%	-0.3%	0.0%	0.0%
Sam's Club	0.4%	1.1%	0.3%	0.1%	-0.1%	-1.0%
Total U.S.	0.5%	-0.1%	0.5%	-0.2%	0.0%	-0.1%

	Without Fuel		With Fuel		Fuel Impact
	39 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	10/31/2014	10/25/2013	10/31/2014	10/25/2013	10/31/2014	10/25/2013
Walmart U.S.	0.1%	-0.7%	0.1%	-0.7%	0.0%	0.0%
Sam's Club	0.0%	1.0%	0.0%	0.5%	0.0%	-0.5%
Total U.S.	0.1%	-0.4%	0.1%	-0.5%	0.0%	-0.1%

During the 13-week period, Walmart U.S. comp traffic decreased 0.7 percent, while average ticket increased 1.2 percent.

Excluding fuel,1 Sam's Club comp traffic was up 0.2 percent, and average ticket increased 0.2 percent.

The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online, but fulfilled through the company's stores and clubs. E-commerce sales positively impacted comp sales in Walmart U.S. by approximately 20 basis points, and positively impacted Sam's Club comp sales by approximately 20 basis points for the 13-week period.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Net sales results

Net sales, including fuel, were as follows:

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(dollars in billions)	2014	2013	Percent Change	2014	2013	Percent Change
Walmart U.S.	$70.025	$67.692	3.4%	$208.478	$202.973	2.7%
Walmart International	33.659	33.109	1.7%	99.955	98.839	1.1%
Sam's Club	14.392	14.075	2.3%	43.146	42.478	1.6%
Consolidated	$118.076	$114.876	2.8%	$351.579	$344.290	2.1%

The following explanations provide additional context to the above table.

•
On a constant currency basis,[1] Walmart International's net sales for the quarter would have been $34.1 billion, an increase of 2.9 percent over last year. Currency exchange rate fluctuations negatively impacted net sales by $396 million.

•	Sam's Club net sales, excluding fuel,[1] were $12.7 billion, an increase of 2.3 percent over last year.

•	On a constant currency basis,[1] consolidated net sales would have increased 3.1 percent to $118.5 billion.

"We had several merchandise categories driving top-line growth," said Greg Foran, Walmart U.S. president and CEO. "I'm encouraged by our performance during key seasonal events. We had strong back-to-school results in apparel, home and school supplies, and we ended the quarter well by executing a strong Halloween event."

Segment operating income

Segment operating income was as follows:

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(dollars in billions)	2014	2013	Percent Change	2014	2013	Percent Change
Walmart U.S.	$4.932	$4.991	-1.2%	$15.159	$15.571	-2.6%
Walmart International	1.430	1.379	3.7%	4.121	3.921	5.1%
Sam's Club	0.493	0.440	12.0%	1.466	1.448	1.2%
Sam's Club (excluding fuel)	0.455	0.432	5.3%	1.398	1.435	-2.6%

"We're being purposeful to have the right balance of wages to serve customers. We're focused on improving customer service, particularly for the holiday season," said Foran. "Overall, operating expenses deleveraged 10 basis points, and coupled with the decline in gross margin rate, led to a 1.2 percent decrease in operating income."

1 See additional information at the end of this release regarding non-GAAP financial measures.

"We had a solid third quarter, once again growing operating income faster than sales, and we gained share in most of our largest markets," said David Cheesewright, Walmart International president and CEO. "I'm excited about the steps we've taken to accelerate growth in e-commerce, including the launch of new expanded assortments and services in Mexico and China. We also expanded the number of collection points for online customers in the U.K. and China."

"Although we lapped the fee increase from last year, our membership income growth remained strong at 10.1 percent," said Rosalind Brewer, Sam's Club president and CEO. "Clearly, our members responded positively to our efforts to enhance membership value."

U.S. comparable store sales review and guidance

"Our 0.5 percent comp was the first positive comp in seven quarters. Our overall grocery comp, which includes food and consumables, was relatively flat," Foran said. "Comp sales were positively impacted by net inflation, but were negatively affected by SNAP-related headwinds.

"I'm pleased by our Neighborhood Market performance, which reported an approximately 5.5 percent comp for the quarter," explained Foran. "We continued to see sales increases in Neighborhood Market pharmacy and strong growth in consumables, as we focused on in-stock and optimizing the store with relevant offerings for the customer."

For the 13-week period ending Jan. 30, 2015, Walmart U.S. expects comp store sales to be between flat and 1 percent. Last year, Walmart's comp sales declined 0.4 percent for the 14-week period ended Jan. 31, 2014.

"In the third quarter, comps increased 0.4 percent, driven by relatively balanced growth in traffic and ticket," said Brewer. "We were pleased to see a cumulative comp improvement of 90 basis points over the 39-week period, and we are working even faster to infuse newness in our business to drive membership value."

Sam's Club expects comp sales, excluding fuel,1 for the 13-week period ending Jan. 30, 2015 to be between flat and 2 percent. Last year, comp sales, excluding fuel,1 decreased 0.1 percent for the 14-week period ended Jan. 31, 2014.

Walmart U.S. and Sam's Club will report comparable sales for the 13-week period ending Jan. 30, 2015 on Feb. 19, when the company reports fourth quarter and fiscal year results.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 250 million customers and members visit our 11,156 stores under 71 banners in 27 countries and e-commerce websites in 11 countries. With fiscal year 2014 sales of over $473 billion, Walmart employs approximately 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre- recorded call offering additional comments on the quarter will be available to all investors. Information included in this release, including reconciliations, and the pre-recorded phone call and related information can be accessed via webcast by visiting the investor information area on the company's website at www.stock.walmart.com. Callers within the U.S. and Canada may dial 877-523-5612 and enter passcode 9256278. All other callers can access the call by dialing 201-689-8483 and entering passcode 9256278.

Editor's Note

High resolution photos of Walmart U.S. and International operations are available for download at stock.walmart.com.

Forward Looking Statements

This release contains statements as to Wal-Mart Stores, Inc. management's forecasts and projections of the company's diluted earnings per share from continuing operations attributable to Walmart for the fiscal year ending Jan. 31, 2015 and the three months ending Jan. 31, 2015, the effect on such earnings per share for such periods of charges expected to be taken by the company in connection with the closure of underperforming stores in Walmart Japan, the company's effective tax rate for the fiscal year ending Jan. 31, 2015, and the comparable store sales of the Walmart U.S. segment and the comparable club sales, excluding fuel, of the Sam's Club segment for the 13-week period from Nov. 1, 2014 through Jan. 30, 2015 (and assumptions underlying those forecasts), and other statements concerning Walmart's objectives and plans that the company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase "anticipate," "EPS guidance," "estimate," "estimated," "expects," "forecasting," "forecasts," "guidance," in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions; business trends in the company's markets; economic conditions affecting specific markets in which the company operates, including unemployment and underemployment in those markets; competitive initiatives of other retailers and competitive pressures; the amount of inflation or deflation that occurs, both generally and in certain product categories; consumer confidence, disposable income, credit availability, spending levels, spending patterns and debt levels; consumer demand for certain merchandise; customer traffic in the company's stores and clubs and on the company's e-commerce websites and average ticket size; consumer acceptance of the company's e-commerce websites in various markets; consumer acceptance of the company's merchandise offerings in its stores and clubs and on the company's e-commerce websites; consumer acceptance of the company's stores and merchandise in the markets in which new units are opened; consumer shopping patterns in the markets in which the small store expansion of the Walmart U.S. operating segment occurs; the disruption of seasonal buying patterns in the United States and other markets; geo-political conditions and events; changes in the level of public assistance payments; customer acceptance of new initiatives and programs of the company and its operating segments; weather conditions and events and their effects; catastrophic events and natural disasters and their effects; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline and diesel fuel; disruption of Walmart's supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart's markets; changes in employment laws and regulations; the cost of health-care and other benefits; the number of associates enrolling in Walmart's health-care plans; delays in the opening of new, expanded or relocated units planned to be opened during the three months ending Jan. 31, 2015; any unanticipated pre-opening costs incurred in connection with the opening of new stores in the three months ending Jan. 31, 2015; unanticipated costs associated with the closure of underperforming stores in Walmart Japan and the number of such stores that are closed in the three months ending Jan. 31, 2015; casualty and other insurance costs; accident- related costs; adoption of or changes in tax and other laws and regulations that affect Walmart's business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject and the costs associated therewith; the requirements for expenditures in connection with FCPA- and compliance-related matters, including enhancements to Walmart's compliance program and ongoing investigations; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; factors that may affect the company's effective tax rate, including the company's performance, changes in the company's assessment of certain tax contingencies, valuation allowances, changes in law, including the outcome of pending U.S. Congressional actions regarding the extension of certain tax legislation, outcomes of administrative audits, the impact of discrete items, and the mix of earnings among the company's U.S. and international operations; changes in generally accepted accounting principles; unanticipated changes in accounting estimates or judgments; and other risks. The company discusses certain of the factors described above more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC (in which the company also discusses other factors that may affect its operations, results of operations and comparable store and club sales), and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company's other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The company cannot assure you that the results or developments anticipated by the company and reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results or developments will result in the expected, forecast or projected consequences for us or affect us, our operations or our financial performance as we have expected, forecasted or projected. As a result of the matters discussed above, changes in facts, assumptions not being realized or other circumstances, the company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
SUBJECT TO RECLASSIFICATION	October 31,			October 31,
(Dollars in millions, except share data)	2014	2013	Percent Change	2014	2013	Percent Change
Revenues:
Net sales	$118,076	$114,876	2.8%	$351,579	$344,290	2.1%
Membership and other income	925	812	13.9%	2,507	2,298	9.1%
Total revenues	119,001	115,688	2.9%	354,086	346,588	2.2%
Costs and expenses:
Cost of sales	89,247	86,687	3.0%	265,971	260,098	2.3%
Operating, selling, general and administrative expenses	23,489	22,691	3.5%	68,917	66,965	2.9%
Operating income	6,265	6,310	(0.7)%	19,198	19,525	(1.7)%
Interest:
Debt	561	527	6.5%	1,601	1,556	2.9%
Capital leases	115	65	76.9%	237	198	19.7%
Interest income	(20)	(12)	66.7%	(76)	(92)	(17.4)%
Interest, net	656	580	13.1%	1,762	1,662	6.0%
Income from continuing operations before income taxes	5,609	5,730	(2.1)%	17,436	17,863	(2.4)%
Provision for income taxes	1,783	1,860	(4.1)%	5,810	5,856	(0.8)%
Income from continuing operations	3,826	3,870	(1.1)%	11,626	12,007	(3.2)%
Income from discontinued operations, net of income taxes	—	15	(100.0)%	285	38	650.0%
Consolidated net income	3,826	3,885	(1.5)%	11,911	12,045	(1.1)%
Less consolidated net income attributable to noncontrolling interest	(115)	(147)	(21.8)%	(514)	(454)	13.2%
Consolidated net income attributable to Walmart	$3,711	$3,738	(0.7)%	$11,397	$11,591	(1.7)%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,826	$3,870	(1.1)%	$11,626	$12,007	(3.2)%
Less income from continuing operations attributable to noncontrolling interest	(115)	(143)	(19.6)%	(410)	(443)	(7.4)%
Income from continuing operations attributable to Walmart	$3,711	$3,727	(0.4)%	$11,216	$11,564	(3.0)%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.15	$1.14	0.9%	$3.47	$3.53	(1.7)%
Basic income per common share from discontinued operations attributable to Walmart	—	0.01	(100.0)%	0.06	—	100.0%
Basic net income per common share attributable to Walmart	$1.15	$1.15	—%	$3.53	$3.53	—%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.15	$1.14	0.9%	$3.46	$3.51	(1.4)%
Diluted income per common share from discontinued operations attributable to Walmart	—	—	—%	0.05	0.01	400.0%
Diluted net income per common share attributable to Walmart	$1.15	$1.14	0.9%	$3.51	$3.52	(0.3)%

Weighted-average common shares outstanding:
Basic	3,229	3,257		3,231	3,279
Diluted	3,240	3,271		3,243	3,293

Dividends declared per common share				$1.92	$1.88

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	October 31,	January 31,	October 31,
ASSETS	2014	2014	2013
Current assets:
Cash and cash equivalents	$6,718	$7,281	$8,736
Receivables, net	6,091	6,677	6,206
Inventories	51,501	44,858	49,673
Prepaid expenses and other	1,531	1,909	2,160
Current assets of discontinued operations	—	460	367
Total current assets	65,841	61,185	67,142
Property and equipment:
Property and equipment	177,494	173,089	170,967
Less accumulated depreciation	(62,519)	(57,725)	(56,313)
Property and equipment, net	114,975	115,364	114,654
Property under capital leases:
Property under capital leases	5,632	5,589	5,668
Less accumulated amortization	(3,115)	(3,046)	(3,095)
Property under capital leases, net	2,517	2,543	2,573

Goodwill	18,888	19,510	19,729
Other assets and deferred charges	5,668	6,149	5,778
Total assets	$207,889	$204,751	$209,876

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$6,019	$7,670	$12,817
Accounts payable	39,656	37,415	39,221
Dividends payable	1,553	—	1,573
Accrued liabilities	18,773	18,793	18,606
Accrued income taxes	383	966	255
Long-term debt due within one year	4,874	4,103	4,147
Obligations under capital leases due within one year	302	309	315
Current liabilities of discontinued operations	—	89	87
Total current liabilities	71,560	69,345	77,021

Long-term debt	41,720	41,771	41,702
Long-term obligations under capital leases	2,767	2,788	2,841
Deferred income taxes and other	7,789	8,017	8,298
Redeemable noncontrolling interest	—	1,491	1,492

Commitments and contingencies

Equity:
Common stock	323	323	324
Capital in excess of par value	2,223	2,362	2,364
Retained earnings	80,814	76,566	72,888
Accumulated other comprehensive income (loss)	(4,251)	(2,996)	(2,183)
Total Walmart shareholders’ equity	79,109	76,255	73,393
Nonredeemable noncontrolling interest	4,944	5,084	5,129
Total equity	84,053	81,339	78,522
Total liabilities and equity	$207,889	$204,751	$209,876

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
SUBJECT TO RECLASSIFICATION	October 31,
(Dollars in millions)	2014	2013
Cash flows from operating activities:
Consolidated net income	$11,911	$12,045
(Income) loss from discontinued operations, net of income taxes	(285)	(38)
Income from continuing operations	11,626	12,007
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	6,881	6,600
Deferred income taxes	(233)	594
Other operating activities	592	465
Changes in certain assets and liabilities:
Receivables, net	459	191
Inventories	(6,929)	(6,230)
Accounts payable	3,068	2,089
Accrued liabilities	583	(95)
Accrued income taxes	(577)	(2,301)
Net cash provided by operating activities	15,470	13,320

Cash flows from investing activities:
Payments for property and equipment	(8,243)	(9,506)
Proceeds from the disposal of property and equipment	459	521
Proceeds from disposal of certain operations	671	—
Other investing activities	(44)	(156)
Net cash used in investing activities	(7,157)	(9,141)

Cash flows from financing activities:
Net change in short-term borrowings	(1,843)	6,046
Proceeds from issuance of long-term debt	5,120	7,053
Payments of long-term debt	(3,883)	(4,943)
Dividends paid	(4,639)	(4,625)
Purchase of Company stock	(1,015)	(5,806)
Dividends paid to noncontrolling interest	(401)	(365)
Purchase of noncontrolling interest	(1,804)	(247)
Other financing activities	(393)	(149)
Net cash used in financing activities	(8,858)	(3,036)

Effect of exchange rates on cash and cash equivalents	(18)	(188)

Net increase (decrease) in cash and cash equivalents	(563)	955
Cash and cash equivalents at beginning of year	7,281	7,781
Cash and cash equivalents at end of period	$6,718	$8,736

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles ("GAAP"). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Calculation of Return on Investment and Return on Assets
Management believes return on investment ("ROI") is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts.
ROI was 16.4 percent and 17.5 percent for the trailing 12 months ended October 31, 2014 and 2013, respectively. The decline in ROI was primarily due to the decrease in operating income, as well as our continued capital investment in store growth and e-commerce.
We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of eight. When we have discontinued operations, we exclude the impact of the discontinued operations.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of eight for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets ("ROA") to be the financial measure computed in accordance with generally accepted accounting principles ("GAAP") that is the most directly comparable financial measure to our calculation of ROI. ROI differs from ROA (which is consolidated income from continuing operations for the period divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets of continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.
Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Trailing Twelve Months Ended
		October 31,
(Dollars in millions)		2014	2013
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$26,545	$28,105
+ Interest income		103	146
+ Depreciation and amortization		9,151	8,775
+ Rent		2,898	2,667
Adjusted operating income		$38,697	$39,693

Denominator
Average total assets of continuing operations[1]		$208,699	$207,624
+ Average accumulated depreciation and amortization[1]		62,521	56,533
- Average accounts payable[1]		39,439	39,747
- Average accrued liabilities[1]		18,690	18,571
+ Rent x 8		23,184	21,336
Average invested capital		$236,275	$227,175
Return on investment (ROI)		16.4%	17.5%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$16,170	$17,870
Denominator
Average total assets of continuing operations[1]		$208,699	$207,624
Return on assets (ROA)		7.7%	8.6%

	As of October 31,
Certain Balance Sheet Data	2014	2013	2012
Total assets of continuing operations	$207,889	$209,509	$205,738
Accumulated depreciation and amortization	65,634	59,408	53,658
Accounts payable	39,656	39,221	40,272
Accrued liabilities	18,773	18,606	18,536

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $7.2 billion and $3.8 billion for the nine months ended October 31, 2014 and 2013, respectively. The increase in free cash flow was primarily due to the timing of income tax payments and capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2014	2013
Net cash provided by operating activities	$15,470	$13,320
Payments for property and equipment	(8,243)	(9,506)
Free cash flow	$7,227	$3,814

Net cash used in investing activities[1]	$(7,157)	$(9,141)
Net cash used in financing activities	$(8,858)	$(3,036)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for net sales and operating income for the three and nine months ended October 31, 2014.

	Three Months Ended October 31, 2014				Nine Months Ended October 31, 2014
	International		Consolidated		International		Consolidated
(Dollars in millions)	2014	Percent Change	2014	Percent Change	2014	Percent Change	2014	Percent Change
Net sales:
As reported	$33,659	1.7%	$118,076	2.8%	$99,955	1.1%	$351,579	2.1%
Currency exchange rate fluctuations[1]	396		396		2,668		2,668
	34,055		118,472		102,623		354,247
Net sales from acquisitions	—		—		—		—
Constant currency net sales	$34,055	2.9%	$118,472	3.1%	$102,623	3.8%	$354,247	2.9%

Operating income:
As reported	$1,430	3.7%	$6,265	(0.7)%	$4,121	5.1%	$19,198	(1.7)%
Currency exchange rate fluctuations[1]	21		21		62		62
	1,451		6,286		4,183		19,260
Operating income (loss) from acquisitions	—		—		—		—
Constant currency operating income	$1,451	5.2%	$6,286	(0.4)%	$4,183	6.7%	$19,260	(1.4)%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Underlying EPS
The underlying diluted earnings per share from continuing operations attributable to Walmart ("Underlying EPS") for the three months and the fiscal year ended Jan. 31, 2014 is considered a non-GAAP financial measure under the SEC's rules because the Underlying EPS for each such period includes certain amounts not included in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP ("EPS") for the three months and the fiscal year ended Jan. 31, 2014. Management believes that the Underlying EPS for the three months and the fiscal year ended Jan. 31, 2014 is a meaningful metric to share with investors because that metric, which adjusts EPS for each of such periods for certain items recorded in the three months and fiscal year ended Jan. 31, 2014, is the metric that best compares with the EPS for the three months and the fiscal year ended Jan. 31, 2013, respectively. In addition, the metric affords investors a view of what management considers Walmart's core earnings performance for the three months and the fiscal year ended Jan. 31, 2014 and also affords investors the ability to make a more informed assessment of such core earnings performance for each of such periods when compared to Walmart's earnings performance for the three months and the fiscal year ended Jan. 31, 2013, respectively.

We have calculated the Underlying EPS for the three months and the fiscal year ended Jan. 31, 2014 by adjusting the EPS for each period for the amount of the dilutive impact of: (1) Brazil non-income tax contingencies ("Brazil Taxes"); (2) Brazil employment claim contingencies ("Brazil Employment Matters"); (3) the closure of 54 underperforming Brazil and China stores ("Store Closures"); (4) China store lease expense charges ("Lease Matters"); (5) the India transaction ("India Transaction"); and (6) Sam's Club U.S. staff restructuring and club closure ("Sam's Restructuring").

Underlying EPS for the three months and the fiscal year ended Jan. 31, 2014 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended Jan. 31, 2014.

Underlying EPS
	Three Months Ended January 31, 2014	Fiscal Year Ended January 31, 2014
Diluted net income per common share:

Underlying EPS	$1.60	$5.11
Adjustments to Underlying EPS

Brazil Taxes	(0.06)	(0.06)
Brazil Employment Matters	(0.05)	(0.05)
Store Closures	(0.06)	(0.06)
Lease Matters	(0.03)	(0.03)
India Transaction	(0.05)	(0.05)
Sam's Restructuring	(0.01)	(0.01)

EPS	$1.34	$4.85

Comparable Sales Measures and Sam's Club Measures
The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the 13-week and 39-week periods ended Oct. 31, 2014 and Oct. 25, 2013, the projected comparable club sales of Sam's Club for the 13 weeks ending Jan. 30, 2015 and the comparable club sales of Sam's Club for the 13 weeks ended Jan. 31, 2014, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures");

•
the net sales of Sam's Club for the three months ended Oct. 31, 2014 and the percentage increase in the net sales of Sam's Club for the three months ended Oct. 31, 2014 over the net sales of Sam's Club for the three months ended Oct. 31, 2013 in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the segment operating income of Sam's Club for the three and nine months ended Oct. 31, 2014 and 2013, the percentage increase in the segment operating income of Sam's Club for the three months ended Oct. 31, 2014 over the segment operating income of Sam's Club for the three months ended Oct. 31, 2013, and the percentage decrease in the segment operating income of Sam's Club for the nine months ended Oct. 31, 2014 over the segment operating income of Sam's Club for the nine months ended Oct. 31, 2013, in each case calculated by excluding Sam's Club's fuel sales for the relevant period (collectively with the financial measures described in the immediately preceding bullet point, the "Sam's Club Measures").

We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures. We believe Sam's Club's projected comparable club sales for the 13-week period ending Jan. 30, 2015 calculated by including fuel sales is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the 13-week period ending Jan. 30, 2015 calculated by excluding fuel sales. We believe the reported Sam's Club's net sales, percentage increase in net sales, segment operating income and percentage increase in segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Sam’s Club Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.

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